Exhibit 99.1

Quest Diagnostics Reports Third Quarter 2022 Financial Results;
Raises Guidance for Full Year 2022

•Third quarter revenues of $2.49 billion, down 10.4% from 2021
•Third quarter reported diluted earnings per share ("EPS") of $2.17, down 46.0% from 2021; and adjusted diluted EPS of $2.36, down 40.4% from 2021
•Third quarter base business revenues of $2.17 billion, up 5.1% from 2021
•Full year 2022 reported diluted EPS now expected to be between $8.52 and $8.72; and adjusted diluted EPS expected to be between $9.75 and $9.95

SECAUCUS, N.J., October 20, 2022 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced today financial results for the third quarter ended September 30, 2022.

"We accelerated growth in the base business in the third quarter, with a strong performance across much of the country," said Jim Davis, CEO-elect. "Our base business revenue grew five percent year-over-year in the third quarter, with performance rebounding in August and September from the softer volume trends we saw earlier in the year. At the same time, we continued to invest in advanced diagnostics and consumer initiated testing while managing our cost structure to help offset inflationary pressures and declining COVID-19 volumes."

Steve Rusckowski, Chairman, CEO and President said: "Our strong performance in the base business occurred despite the impact of Hurricane Ian. I'm proud of the efforts of our colleagues in the Southeast to quickly restore services to our customers. Based on our performance in the quarter we have raised our outlook for the remainder of 2022."

Mr. Davis will assume the responsibilities of CEO and President on November 1, 2022. Mr. Rusckowski will remain as Executive Chairman through March 2023.

"On behalf of our 50,000 Quest colleagues I would like to thank Steve for his leadership of Quest Diagnostics over the last 10 years," said Mr. Davis. "We are grateful for his efforts, and excited about what lies ahead for the future of this company."

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	Change	2022	2021	Change
	(dollars in millions, except per share data)
Reported:
Net revenues	$2,486	$2,774	(10.4)%	$7,550	$8,044	(6.1)%
Base business revenues (a)	$2,170	$2,065	5.1%	$6,280	$5,996	4.7%
COVID-19 testing revenues	$316	$709	(55.4)%	$1,270	$2,048	(38.0)%

Diagnostic Information Services revenues	$2,419	$2,703	(10.5)%	$7,344	$7,820	(6.1)%
Revenue per requisition			(5.1)%			(4.3)%
Requisition volume			(6.2)%			(2.2)%
Organic requisition volume			(6.4)%			(3.0)%
Operating income (b)	$392	$652	(39.7)%	$1,293	$1,845	(29.9)%
Operating income as a percentage of net revenues (b)	15.8%	23.5%	(7.7)%	17.1%	22.9%	(5.8)%
Net income attributable to Quest Diagnostics (b)	$256	$505	(49.3)%	$845	$1,605	(47.4)%
Diluted EPS (b) (c)	$2.17	$4.02	(46.0)%	$7.05	$12.41	(43.2)%
Cash provided by operations	$502	$561	(10.6)%	$1,384	$1,752	(21.0)%
Capital expenditures	$118	$89	31.7%	$257	$259	(1.0)%

Adjusted (b):
Operating income	$423	$694	(39.1)%	$1,412	$1,986	(28.9)%
Operating income as a percentage of net revenues	17.0%	25.0%	(8.0)%	18.7%	24.7%	(6.0)%
Net income attributable to Quest Diagnostics	$279	$498	(44.0)%	$952	$1,411	(32.5)%
Diluted EPS (c)	$2.36	$3.96	(40.4)%	$7.94	$10.91	(27.2)%
(a)Excludes COVID-19 testing.
(b)For further details impacting the year-over-year comparisons related to operating income, operating income as a percentage of net revenues, net income attributable to Quest Diagnostics, and diluted EPS, see note 2 of the financial tables attached below.
(c)The sum of reported and adjusted diluted EPS for the first three quarters of 2021 did not equal the totals for the nine months ended September 30, 2021 due to both quarterly fluctuations in the company's earnings and in the weighted average common shares outstanding throughout the period as a result of the impact of accelerated share repurchase agreements that the company entered into during April 2021.

Updated Guidance for Full Year 2022

The company raises its Full Year 2022 guidance as follows:

	Updated Guidance		Prior Guidance
	Low	High	Low	High
Net revenues	$9.72 billion	$9.86 billion	$9.50 billion	$9.75 billion
Net revenues decrease	(9.9)%	(8.6)%	(11.9)%	(9.6)%
Base business revenues (a)	$8.38 billion	$8.45 billion	$8.35 billion	$8.45 billion
Base business revenues increase	4.5%	5.4%	4.1%	5.4%
COVID-19 testing revenues	$1.34 billion	$1.41 billion	$1.15 billion	$1.30 billion
COVID-19 testing revenues decrease	(51.6)%	(49.1)%	(58.5)%	(53.1)%
Reported diluted EPS	$8.52	$8.72	$8.24	$8.64
Adjusted diluted EPS	$9.75	$9.95	$9.55	$9.95
Cash provided by operations	At least $1.7 billion		At least $1.7 billion
Capital expenditures	Approximately $400 million		Approximately $400 million

(a) Excludes COVID-19 testing

Note on Non-GAAP Financial Measures

As used in this press release the term “reported” refers to measures under accounting principles generally accepted in the United States (“GAAP”). The term “adjusted” refers to non-GAAP operating performance measures that exclude special items such as restructuring and integration charges, certain financial impacts resulting from the COVID-19 pandemic, amortization expense, excess tax benefits ("ETB") associated with stock-based compensation, costs associated with donations, contributions, and other financial support through Quest for Health Equity (our initiative with the Quest Diagnostics Foundation to reduce health disparities in underserved communities), gains and losses associated with changes in the carrying value of our strategic investments, a gain on sale of an ownership interest in a joint venture, and other items.

Non-GAAP adjusted measures are presented because management believes those measures are useful adjuncts to GAAP results. Non-GAAP adjusted measures should not be considered as an alternative to the corresponding measures determined under GAAP. Management may use these non-GAAP measures to evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe that these non-GAAP measures are useful to investors and analysts to evaluate our performance period over period and relative to competitors, as well as to analyze the underlying trends in our business and to assess our performance. The additional tables attached below include reconciliations of non-GAAP adjusted measures to GAAP measures.

Conference Call Information

Quest Diagnostics will hold its quarterly conference call to discuss financial results beginning at 8:30 a.m. Eastern Time today.  The conference call can be accessed by dialing 888-455-0391 within the U.S. and Canada, or 773-756-0467 internationally, passcode: 7895081; or via live webcast on our website at www.QuestDiagnostics.com/investor. We suggest participants dial in approximately 10 minutes before the call.

A replay of the call may be accessed online at www.QuestDiagnostics.com/investor or, from approximately 10:30 a.m. Eastern Time on October 20, 2022 until midnight Eastern Time on November 3, 2022, by phone at 888-566-0462 for domestic callers or 203-369-3609 for international callers. Anyone listening to the call is encouraged to read our periodic reports, on file with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in those reports.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes.  Derived from the world’s largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management.  Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our nearly 50,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

Forward Looking Statements

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, impacts of the COVID-19 pandemic and measures taken in response, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, the complexity of billing, reimbursement and revenue recognition for clinical laboratory testing, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company's most recently filed Annual Report on Form 10-K and in any of the company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

For further information: Denny Moynihan, Quest Diagnostics (Media): 973-520-2800, Shawn Bevec, Quest Diagnostics (Investors): 973-520-2900

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

ADDITIONAL TABLES FOLLOW

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2022 and 2021
(in millions, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net revenues	$2,486	$2,774	$7,550	$8,044

Operating costs and expenses and other operating income:
Cost of services	1,618	1,670	4,875	4,861
Selling, general and administrative	464	427	1,311	1,263
Amortization of intangible assets	27	25	81	77
Other operating income, net	(15)	—	(10)	(2)
Total operating costs and expenses, net	2,094	2,122	6,257	6,199

Operating income	392	652	1,293	1,845

Other income (expense):
Interest expense, net	(33)	(38)	(106)	(114)
Other (expense) income, net	(8)	40	(61)	366
Total non-operating (expense) income, net	(41)	2	(167)	252

Income before income taxes and equity in earnings of equity method investees	351	654	1,126	2,097
Income tax expense	(81)	(153)	(268)	(483)
Equity in earnings of equity method investees, net of taxes	6	26	41	53
Net income	276	527	899	1,667
Less: Net income attributable to noncontrolling interests	20	22	54	62
Net income attributable to Quest Diagnostics	$256	$505	$845	$1,605

Earnings per share attributable to Quest Diagnostics’ common stockholders:
Basic	$2.20	$4.11	$7.17	$12.63

Diluted	$2.17	$4.02	$7.05	$12.41

Weighted average common shares outstanding:
Basic	116	123	117	127

Diluted	118	125	119	129

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
September 30, 2022 and December 31, 2021
(in millions, except per share data)
(unaudited)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$700	$872
Accounts receivable, net	1,280	1,438
Inventories	183	208
Prepaid expenses and other current assets	171	223
Total current assets	2,334	2,741
Property, plant and equipment, net	1,707	1,707
Operating lease right-of-use assets	607	597
Goodwill	7,190	7,095
Intangible assets, net	1,115	1,167
Investments in equity method investees	138	141
Other assets	132	163
Total assets	$13,223	$13,611

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$1,447	$1,600
Current portion of long-term debt	2	2
Current portion of long-term operating lease liabilities	153	151
Total current liabilities	1,602	1,753
Long-term debt	3,980	4,010
Long-term operating lease liabilities	505	494
Other liabilities	787	792
Redeemable noncontrolling interest	77	79
Stockholders’ equity:
Quest Diagnostics stockholders’ equity:
Common stock, par value $0.01 per share; 600 shares authorized as of both September 30, 2022 and December 31, 2021; 162 shares issued as of both September 30, 2022 and December 31, 2021	2	2
Additional paid-in capital	2,272	2,260
Retained earnings	8,263	7,649
Accumulated other comprehensive loss	(31)	(14)
Treasury stock, at cost; 48 and 43 shares as of September 30, 2022 and December 31, 2021, respectively	(4,271)	(3,453)
Total Quest Diagnostics stockholders’ equity	6,235	6,444
Noncontrolling interests	37	39
Total stockholders’ equity	6,272	6,483
Total liabilities and stockholders’ equity	$13,223	$13,611

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2022 and 2021
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net income	$899	$1,667
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	321	302
Provision for credit losses	1	3
Deferred income tax provision (benefit)	45	(87)
Stock-based compensation expense	55	60
Gain on disposition of joint venture	—	(314)
Other, net	37	(48)
Changes in operating assets and liabilities:
Accounts receivable	162	45
Accounts payable and accrued expenses	(169)	36
Income taxes payable	(1)	49
Other assets and liabilities, net	34	39
Net cash provided by operating activities	1,384	1,752

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(106)	(251)
Capital expenditures	(257)	(259)
Proceeds from disposition of joint venture	—	755
(Increase) decrease in investments and other assets	(6)	3
Net cash (used in) provided by investing activities	(369)	248

Cash flows from financing activities:
Repayments of debt	(1)	(2)
Purchases of treasury stock	(947)	(1,910)
Exercise of stock options	96	108
Employee payroll tax withholdings on stock issued under stock-based compensation plans	(28)	(22)
Dividends paid	(230)	(232)
Distributions to noncontrolling interest partners	(58)	(75)
Other financing activities, net	(19)	(38)
Net cash used in financing activities	(1,187)	(2,171)

Net change in cash and cash equivalents and restricted cash	(172)	(171)
Cash and cash equivalents and restricted cash, beginning of period	872	1,158
Cash and cash equivalents and restricted cash, end of period	$700	$987

Cash paid during the period for:
Interest	$110	$111
Income taxes	$187	$522

Notes to Financial Tables

1)The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in millions, except per share data)
Amounts attributable to Quest Diagnostics' common stockholders:
Net income attributable to Quest Diagnostics	$256	$505	$845	$1,605
Less: earnings allocated to participating securities	2	2	4	6
Earnings available to Quest Diagnostics' common stockholders - basic and diluted	$254	$503	$841	$1,599

Weighted average common shares outstanding - basic	116	123	117	127
Effect of dilutive securities:
Stock options and performance share units	2	2	2	2
Weighted average common shares outstanding - diluted	118	125	119	129

Earnings per share attributable to Quest Diagnostics' common stockholders:
Basic	$2.20	$4.11	$7.17	$12.63
Diluted	$2.17	$4.02	$7.05	$12.41

2)The following tables reconcile reported GAAP results to non-GAAP adjusted results:

	Three Months Ended September 30, 2022
	(dollars in millions, except per share data)
	Operating income	Operating income as a percentage of net revenues	Income tax expense (f)	Equity in earnings of equity method investees, net of taxes	Net income attributable to Quest Diagnostics	Diluted EPS
As reported	$392	15.8%	$(81)	$6	$256	$2.17
Restructuring and integration charges (a)	13	0.5	(4)	—	9	0.08
Gains and losses on investments (b)	—	—	—	—	2	0.01
Other (c)	(9)	(0.4)	2	—	(7)	(0.06)
Amortization expense	27	1.1	(7)	—	20	0.17
ETB	—	—	(1)	—	(1)	(0.01)
As adjusted	$423	17.0%	$(91)	$6	$279	$2.36

	Nine Months Ended September 30, 2022
	(dollars in millions, except per share data)
	Operating income	Operating income as a percentage of net revenues	Income tax expense (f)	Equity in earnings of equity method investees, net of taxes	Net income attributable to Quest Diagnostics	Diluted EPS
As reported	$1,293	17.1%	$(268)	$41	$845	$7.05
Restructuring and integration charges (a)	37	0.5	(10)	—	27	0.23
Gains and losses on investments (b)	—	—	(9)	9	30	0.24
Other (c)	1	—	(1)	—	—	—
Amortization expense	81	1.1	(21)	—	60	0.50
ETB	—	—	(10)	—	(10)	(0.08)
As adjusted	$1,412	18.7%	$(319)	$50	$952	$7.94

	Three Months Ended September 30, 2021
	(dollars in millions, except per share data)
	Operating income	Operating income as a percentage of net revenues	Income tax expense (f)	Equity in earnings of equity method investees, net of taxes	Net income attributable to Quest Diagnostics	Diluted EPS
As reported	$652	23.5%	$(153)	$26	$505	$4.02
Restructuring and integration charges (a)	13	0.5	(4)	—	9	0.08
Gains and losses on investments (b)	—	—	13	(3)	(32)	(0.26)
Other (c)	4	0.1	(1)	—	3	0.01
Amortization expense	25	0.9	(6)	—	19	0.15
ETB	—	—	(6)	—	(6)	(0.04)
As adjusted	$694	25.0%	$(157)	$23	$498	$3.96

	Nine Months Ended September 30, 2021
	(dollars in millions, except per share data)
	Operating income	Operating income as a percentage of net revenues	Income tax expense (f)	Equity in earnings of equity method investees, net of taxes	Net income attributable to Quest Diagnostics	Diluted EPS
As reported	$1,845	22.9%	$(483)	$53	$1,605	$12.41
Restructuring and integration charges (a)	51	0.6	(13)	—	38	0.30
Gains and losses on investments (b)	—	—	10	5	(27)	(0.22)
Other (c)	9	0.1	(2)	—	7	0.04
Gain on sale of ownership in joint venture (d)	—	—	55	—	(259)	(2.00)
COVID-19 impacts (e)	4	0.1	(1)	—	3	0.03
Amortization expense	77	1.0	(20)	2	59	0.46
ETB	—	—	(15)	—	(15)	(0.11)
As adjusted	$1,986	24.7%	$(469)	$60	$1,411	$10.91

(a)For both the three and nine months ended September 30, 2022, the pre-tax impact represents costs primarily associated with workforce reductions, systems conversions and integration incurred in connection with further restructuring and integrating our business. For both the three and nine months ended September 30, 2021, the pre-tax impact represents costs primarily associated with systems conversions and integration incurred in connection with further restructuring and integrating our business. The following table summarizes the pre-tax impact of restructuring and integration charges on our consolidated statements of operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(dollars in millions)
Cost of services	$6	$7	$13	$26
Selling, general and administrative	7	6	24	25
Operating income	$13	$13	$37	$51

(b)For both the three and nine months ended September 30, 2022 and 2021, the pre-tax impact primarily represents gains and losses associated with changes in the carrying value of our strategic investments. For the nine months ended September 30, 2021, the pre-tax impact also includes a non-cash impairment to the carrying value of an equity method investment. The following table summarizes the pre-tax impact of gains and losses on investments on our consolidated statement of operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(dollars in millions)
Other (expense) income, net	$2	$(42)	$30	$(42)

Equity in earnings of equity method investees, net of taxes	$—	$(3)	$9	$5

(c)For the three months ended September 30, 2022, the pre-tax impact primarily represents a $10 million gain from a payroll tax credit under the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") associated with the retention of employees and a $7 million gain associated with the decrease in the fair value of the contingent consideration accrual associated with previous acquisitions, partially offset by $5 million of costs associated with donations, contributions and other financial support through Quest for Health Equity. For the nine months ended September 30, 2022, the pre-tax impact primarily represents $9 million of costs associated with donations, contributions and other financial support through Quest for Health Equity, offset by the gain from the payroll tax credit under the CARES Act associated with the retention of employees. For both the three and nine months ended September 30, 2021, the pre-tax impact primarily represents costs associated with donations, contributions and other financial support through Quest for Health Equity. The following table summarizes the pre-tax impact of these other items on our consolidated statement of operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(dollars in millions)
Cost of services	$2	$—	$2	$—
Selling, general and administrative	5	4	9	9
Other operating income, net	(16)	—	(10)	—
Operating income	$(9)	$4	$1	$9

(d)For the nine months ended September 30, 2021, the pre-tax impact represents a gain of $314 million recorded in other (expense) income, net following the sale of our 40% ownership interest in Q2 Solutions®, our clinical trials central laboratory services joint venture, to IQVIA Holdings, Inc., our joint venture partner, for $760 million in an all-cash transaction.

(e)For the nine months ended September 30, 2021, the pre-tax impact represents the impact of certain items resulting from the COVID-19 pandemic including incremental costs incurred to protect the health and safety of our employees and customers, recorded in cost of services.

(f)For restructuring and integration charges, gains and losses on investments, other items, amortization expense and COVID-19 impacts, income tax impacts, where recorded, were primarily calculated using combined statutory income tax rates of 25.5% for both 2022 and 2021. For the gain on sale of ownership in joint venture, income tax expense on the transaction resulted in an effective income rate of 17.6%.

3)For the three months ended September 30, 2022, we repurchased 3.1 million shares of our common stock for $400 million. For the nine months ended September 30, 2022, we repurchased 7.1 million shares of our common stock for $950 million. In February 2022, our Board of Directors increased the size of our share repurchase program by $1 billion. As of September 30, 2022, $746 million remained available under our share repurchase authorization.

4)The outlook for adjusted diluted EPS represents management’s estimates for the full year 2022 before the impact of special items. Further impacts to earnings related to special items may occur throughout 2022. Additionally, the amount of ETB is dependent upon employee stock option exercises and our stock price, and changes in the carrying value of our strategic investments are based on fluctuations in the investee's stock price, both of which are difficult to predict. The following table reconciles our 2022 outlook for diluted EPS under GAAP to our outlook for adjusted diluted EPS:

	Low	High
Diluted EPS	$8.52	$8.72
Restructuring and integration charges (a)	0.34	0.34
Amortization expense (b)	0.69	0.69
Costs associated with Quest for Health Equity (c)	0.11	0.11
Gains and losses on investments (d)	0.24	0.24
Other (e)	(0.05)	(0.05)
ETB	(0.10)	(0.10)
Adjusted diluted EPS	$9.75	$9.95

(a)Represents estimated pre-tax charges of $55 million primarily associated with workforce reductions, systems conversions and integration costs incurred in connection with further restructuring and integrating our business. Income tax benefits were calculated using a combined statutory income tax rate of 25.5%.

(b)Represents estimated pre-tax amortization expenses of $110 million. Income tax benefits were calculated using a combined statutory income tax rate of 25.5%.

(c)Represents estimated pre-tax charges of $20 million associated with donations, contributions and other financial support through Quest for Health Equity. Income tax benefits were calculated using a combined statutory income tax rate of 25.5%.

(d)Represents $39 million of pre-tax losses associated with changes in the carrying value of our strategic investments. Income tax impacts were calculated using a combined statutory income tax rate of 25.5%.

(e)Represents $8 million of net pre-tax gains primarily associated with a payroll tax credit under the CARES Act associated with the retention of employees. Income tax impacts were calculated using a combined statutory income tax rate of 25.5%.